Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Collegium Pharmaceutical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount Of Registration Fee
Equity	Common Stock, $0.001 par value per share – Amended and Restated 2014 Stock Incentive Plan	457(c) and 457(h)	1,353,957	(3)	$21.94	$29,705,816.58	.00011020	$3,273.58
Equity	Common Stock, $0.001 par value per share – 2015 Employee Stock Purchase Plan	457(c) and 457(h)	338,489	(4)	$21.94	$7,426,448.66	.00011020	$818.39
	Total Offering Amounts		1,692,446		—	$37,132,265.24		$4,091.97
	Total Fee Offsets (5)							---
	Net Fee Due							$4,091.97

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 shall be deemed to cover any additional shares of common stock, $0.001 par value per share (the “Common Stock”), of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Registrant”), which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant. Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the Collegium Pharmaceutical, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”).

(2) Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on August 3, 2023.

(3) Represents 1,353,957 shares of Common Stock of the Registrant that were added to the shares authorized for issuance under the Collegium Pharmaceutical, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Stock Incentive Plan”) on January 1, 2023, pursuant to an “evergreen” provision contained in the Stock Incentive Plan. Pursuant to such provision in the Stock Incentive Plan, as of the first day of each fiscal year, from January 1, 2016 until the expiration of the Stock Incentive Plan, the number of shares authorized for issuance under the Stock Incentive Plan is increased by a number of shares of Common Stock equal to 4% of the total number of outstanding shares of Common Stock on December 31st of the immediately preceding calendar year or such lesser number of shares of Common Stock as determined by the Board of Directors of the Registrant.

(4) Represents 338,489 shares of Common Stock of the Registrant that were added to the shares authorized for issuance under the ESPP on January 1, 2023, pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision in the ESPP, as of the first day of each fiscal year, from January 1, 2016 until December 31, 2025, the number of shares authorized for issuance under the ESPP is increased by a number equal to the least of (i) 400,000 shares of Common Stock, (ii) 1% of the outstanding shares of Common Stock on such date or (iii) an amount determined by the Board of Directors of the Registrant.

(5) The Registrant does not have any fee offsets.